EXHIBIT 99.1

MULTIMEDIA GAMES HOLDING COMPANY, INC.	PRESS RELEASE
For more information contact:
Adam Chibib	Joseph N. Jaffoni
Chief Financial Officer	Richard Land
Multimedia Games Holding Company, Inc.	Jaffoni & Collins Incorporated
512-334-7500	212-835-8500 or mgam@jcir.com

MULTIMEDIA GAMES’ THIRD QUARTER REVENUE RISES 15%
TO $33.4 MILLION DRIVING DILUTED EPS OF $0.10

- Revenue Growth Reflects Improvements in Gaming Equipment Sales
and Gaming Operations Revenue -

- Domestic Installed Base Grows for Third Consecutive Quarter -

- Cash Balance Exceeds Debt for First Time in Seven Years -

AUSTIN, Texas, August 4, 2011 – Multimedia Games Holding Company, Inc. (Nasdaq: MGAM) (“Multimedia Games” or the “Company”) today reported operating results for its fiscal 2011 third quarter ended June 30, 2011, as summarized below:

Summary of 2011 Q3 Results
(In millions, except per share and unit data)
	Three Months Ended June 30,
	2011	2010
Revenue	$33.4	$29.1
EBITDA (1)	$14.8	$12.3
Net income (2)	$2.8	$0.4
Diluted earnings per share(2)	$0.10	$0.01

New units sold (Multimedia Games’ proprietary units)	251	128

Average participation installed units(3): Domestic	8,912	8,284
International	4,452	5,036
Quarter-end participation installed units (3):
Domestic	8,933	8,689
International	4,338	5,093

(1)
EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization, and accretion of contract rights.  A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.

(2)
Net income and Diluted earnings per share for the three months ended June 30, 2011 include a charge of $0.6 million, or $0.02 per diluted share, of which $0.5 million is for a one-time payment related to a central system service interruption and $0.1 million is related to a Mexican customs audit of prior year periods.  Net income and Diluted earnings per share for the three months ended June 30, 2010 include a net benefit of $2.2 million, or $0.08 per diluted share, reflecting a benefit to income taxes of $2.6 million, or $0.09 per diluted share, offset in part by a one-time charge of approximately $0.4 million, or $0.01 per diluted share, related to the Company's April 2010 credit agreement amendment.

(3)	As of June 30, 2011, the Company had no units in operation at charity bingo facilities in Alabama compared to the 475 units the Company had installed and in operation as of June 30, 2010.

Patrick Ramsey, President and Chief Executive Officer, commented, “Our fiscal 2011 third quarter results reflect continued momentum in new unit sales and growth in our domestic installed base, both of which are driven by the Company’s focus on creating new, entertaining products.  Our expanding portfolio of exciting new products is being met with increased acceptance from current customers and new customers in a growing number of gaming markets.

“During the quarter we sold or deployed new games to customers in eight states (California, Connecticut, Florida, Kansas, Louisiana, Mississippi, Oklahoma and Washington).  We recorded higher unit sales on both a year-over-year and quarterly sequential basis and our domestic installed base grew for the third consecutive quarter, including our first placements in Connecticut.  Of note, our award-winning TournEvent® slot tournament system continues to gain traction with five new system installations during the quarter, bringing the total number of deployed systems to 32.  We believe our transition to, and early success with, creating and selling and/or placing proprietary games is a key factor in the Company’s ability to generate consistent free cash flow and create new shareholder value going forward.”

Summary of Fiscal 2011 Third Quarter Operating Results
Multimedia Games reported fiscal 2011 third quarter revenue of $33.4 million compared with revenue of $29.1 million in the fiscal 2010 third quarter.  Fiscal 2011 third quarter revenue includes approximately $24.6 million from gaming operations and approximately $8.5 million in revenue from gaming equipment and system sales compared with $23.8 million in revenue from gaming operations and $4.9 million from gaming equipment and system sales in the year-ago period.

Gaming operations revenues grew 3.1%, or $0.7 million, year over year, despite an aggregate decline of $1.2 million from the Company’s Alabama charitable electronic bingo operations and its operations in Mexico.  Excluding these markets, gaming operations revenues grew 9.4% on a year-over-year basis with the majority of the growth derived from California, Washington, and the New York State Lottery operations.

Gaming equipment and system sales of $8.5 million in the fiscal 2011 third quarter includes $4.4 million in revenue from the sale of 251 new proprietary units and $3.4 million from the recognition of deferred revenues for the sale of player stations and systems licenses in a prior-year period.  The Company sold units in seven markets including Washington State, California and, for the first time, commercial casinos in Mississippi.  Gaming equipment and system sales in the fiscal 2010 third quarter includes $2.1 million of revenue from the sale of 128 new proprietary units and $1.2 million from the recognition of deferred revenues for the sale of player stations and systems licenses from prior periods.

Total operating expenses for the fiscal 2011 third quarter declined $0.3 million, or 1%, to $30.8 million.  The decline reflects a $2.6 million reduction in depreciation and amortization expense compared to the prior-year period, which more than offset an aggregate increase in selling, general and administrative (“SG&A”) and research and development expenses, and write-off, reserve, settlement and impairment charges of $1.3 million.  Net income in the fiscal 2011 third quarter was $2.8 million, or $0.10 per diluted share, compared to net income of $0.4 million, or $0.01 per diluted share, in the prior-year period.

Share Repurchase Activity
Multimedia Games repurchased approximately 668,000 shares of its common stock during the fiscal 2011 third quarter at an average price of $5.59 per share, for total consideration of approximately $3.7 million.  Since the inception of its repurchase program on December 3, 2010, through June 30, 2011, the Company has purchased approximately 1,824,000 shares for total consideration of approximately $10.0 million.  As of June 30, 2011, the Company had approximately $5.0 million remaining under its $15.0 million common stock repurchase plan.

Further Strengthening of Balance Sheet and Liquidity Position
The Company’s cash balance rose approximately 60% on a quarterly sequential and year-over-year basis to $49.2 million.  As a result, Multimedia Games total cash balances exceeded its total debt balances (net cash) by $5.2 million as of June 30, 2011, compared with net debt of approximately $29.0 million as of June 30, 2010.  The fiscal 2011 third quarter represents the tenth consecutive quarter Multimedia Games has reduced net debt and as of June 30, 2011, the Company has a net cash balance for the first time since the third quarter of fiscal 2004.

The Company generated free cash flow of $19.3 million in the fiscal 2011 third quarter compared to free cash flow of $6.6 million in the year ago period.  In addition, total cash generation in the fiscal 2011 third quarter was $21.5 million compared to $9.3 million a year ago.  In the first nine months of fiscal 2011 Multimedia Games has generated $28.1 million in free cash flow and $34.7 million in total cash.  Fiscal 2011 third quarter and year-to-date free cash flow and cash generation includes the benefit of $18.1 million related to a tax refund from the U.S. Treasury Department.  (Definitions of “free cash flow” and “cash generation” are provided on page 4 of this press release).

Subsequent to the end of the fiscal 2011 third quarter, Multimedia Games amended and extended its credit agreement to significantly reduce its effective interest rate, right size its borrowing capacity to $74 million and provide added financial flexibility to execute on strategic priorities.  The amended agreement includes a $37.0 million term loan priced at 300 basis points over LIBOR, an approximately $20.6 million revolving credit facility priced at 225 basis points over LIBOR and an approximately $16.4 million draw-to-term loan with a 30-month draw period priced at 300 basis points over LIBOR.  The new agreement is expected to reduce the Company’s annual interest expense by more than $1 million.

Adam Chibib, Chief Financial Officer, commented, “Our emphasis on fiscal discipline and cash returns is driving consistent free cash flow generation and ongoing improvements in our balance sheet which, for the first time in seven years, reflects a net cash position.  As a result, we have significantly increased our flexibility to deploy capital to pursue growth opportunities, including investments in proprietary products to improve our current installed base, and to fulfill customer demand for new recurring revenue placements, as well as for ongoing market expansion initiatives.”

Continuing Momentum for New Product and Market Expansion Initiatives
Approximately half of the 251 units sold in the fiscal 2011 third quarter were to customers in Washington, a market where the Company continues to achieve an attractive share of expansion and replacement unit shipments.  The Company also recorded its first unit sales to a large commercial casino in Mississippi following similar first sales to commercial operators in Louisiana in the prior quarter.

In addition, Multimedia Games recently renewed 593 unit placements that were due to expire next month across three smaller facilities operated by the Chickasaw Nation in Oklahoma.  Approximately half of these units were extended through March 2015 and represent approximately 25% of the total floor share at these properties, while the other half will be gradually removed over the next 2.5 years.

Ramsey added, “We believe our recent agreement with the Chickasaw Nation strengthens our strategic alignment with our largest customer.  The extended placements for units that represent a significant portion of the total gaming floors at these properties, coupled with the gradual reduction of other current placements, will allow Multimedia Games to maximize the operating performance of our products.

“With our growing library of exciting games, Multimedia Games expects to benefit from continued expansion and improvement in our installed base and new unit sales into an increasing number of markets.  We believe the Company has the financial foundation capable of supporting multiple growth initiatives and the successful execution of strategies that will deliver new value to shareholders.”

Additional Third Quarter Financial Review
Selling, general and administrative (“SG&A”) expenses for the fiscal 2011 third quarter increased approximately $0.8 million year over year to $10.5 million.  Fiscal 2011 and 2010 third quarter SG&A included non-cash stock compensation costs of $0.3 million and $0.2 million, respectively.  Research and development expense was $3.3 million in the quarter ended June 30, 2011 compared with $3.0 million in the year-ago period.  Depreciation and amortization expense declined by approximately $2.6 million year over year to $10.2 million in the quarter ended June 30, 2011 compared with $12.8 million in the year-ago period.  Capital expenditures in the fiscal 2011 third quarter were approximately $10.0 million compared to approximately $9.7 million in the year-ago period, primarily reflecting the continued expansion of the Company’s North American footprint and the ongoing replacement of older units.

Updated Outlook for Key Financial Metrics
Multimedia Games today updated its operational and financial goals for fiscal 2011.  Total revenues in the fiscal 2011 fourth quarter are expected to decline on a quarterly sequential basis and be in-line with the prior-year period.  The Company anticipates continued diversification of its revenue mix as unit sales increase over time and the installed base outside of Oklahoma grows.  Unit sales are expected to exceed 1,000 units in fiscal 2011 reflecting the sales growth in the first nine months of fiscal 2011 and an expectation for higher unit sales for the fiscal 2011 fourth quarter as compared to the fiscal 2010 fourth quarter period.  Multimedia Games expects fiscal 2011 total operating expenses, which include SG&A, research and development and depreciation and amortization, to decline 5%-10% from fiscal 2010 levels.  Reflecting the Company’s expectation for further growth in its participation installed base during the fourth quarter of fiscal 2011, Multimedia Games expects fiscal 2011 capital expenditures to approximate $35 million.  The Company anticipates that it will generate positive operating income and net income for fiscal 2011.  Finally, based on fiscal 2011 year-to-date free cash flow generation and the outlook for fourth quarter capital expenditures, the Company now expects free cash flow to range from $25 - $30 million in fiscal 2011 compared with its prior expectation of a range of $20-$25 million.

Multimedia Games cautions that market dynamics are constantly changing and as such, actual results could vary materially from the expectations noted above based on changes in the Company’s markets, operations, regulatory requirements, estimates and assumptions and other factors as more fully described in the section below titled “Cautionary Language.”

Definitions of “cash generation”, “free cash flow” and “net cash position”
Multimedia Games’ management tracks cash generation (which is cash flow from operating activities plus cash flows from investing activities) as well as free cash flow (cash flow from operating activities less net capital expenditures) as relevant measures of the Company’s performance.  Cash generation helps assess the performance of operations, manufacturing investments and includes the amounts received and paid for the Company’s development agreements.  Cash generation is a more comprehensive internal metric and more representative of the Company’s ability to pay down debt.  Free cash flow helps measure the efficiency of the Company’s capital expenditures.  Net cash position is defined as cash and cash equivalents less long-term debt.

2011 Third Quarter Conference Call and Webcast
Multimedia Games is hosting a conference call and webcast today, August 4, 2011, beginning at 9:00 a.m. ET (8:00 a.m. CT).  Both the call and the webcast are open to the general public.  The conference call number is 720-545-0001 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at http://ir.multimediagames.com/events.cfm.  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location at http://ir.multimediagames.com/events.cfm.

About Multimedia Games Holding Company, Inc.
Through its wholly owned subsidiaries, Multimedia Games Holding Company, Inc. (“Multimedia Games”) develops and distributes gaming technology.  The company is a creator and supplier of comprehensive systems, content and electronic gaming units for Native American gaming markets, as well as for commercial casinos and charity and international bingo markets.  Revenue is primarily derived from gaming units in operation domestically and internationally installed on revenue-sharing arrangements.  Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York.  The company is focused on pursuing market expansion and new product development for Class II, Class III and VLT markets.  Additional information may be found at www.multimediagames.com.

Cautionary Language
This press release contains forward-looking statements based on Multimedia Games' current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words "believe", “will”, “expect”, “anticipate”, “continue”, “feel,” or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its products, plans, and markets are intended to identify such forward-looking statements.  These forward-looking statements include, but are not limited to, references to future actions, new projects, models, strategies, initiatives, goals, products, systems, new markets, new licenses, customer satisfaction, cash management, financial discipline, improved future performance, or outcomes of contingencies and future financial results of either Multimedia Games or its customers.  All forward-looking statements are based on current expectations and projections of future events.  The preparation of Multimedia Games' financial statements and forward-looking statements requires Multimedia Games to make estimates and assumptions regarding regulatory enforcement and technical compliance as well as estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, sales and expenses during any reported period.  Actual results may differ materially from these estimates under different assumptions or conditions.

These forward-looking statements reflect the current views, models, and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games' performance to differ materially from those expressed or implied by such forward looking statements.  These risks and uncertainties include, but are not limited to, the failure of Multimedia Games to successfully model and execute any business plan or its operating strategies, including any plan aimed at improving Multimedia Games' competitive position, growth initiatives, financial foundation or creating shareholder value; financial strategies such as disciplined financial management, creating a stronger liquidity position or balance sheet, generating cash flow or cash returns, diversifying revenue mix, reducing net debt, and increasing operating income; product development, including customer satisfaction, operating performance or portfolio expansion, including proprietary units such as the TournEvent slot tournament system; market expansion or sales initiatives, such as increasing the Company's installed base, placements with new customers or existing customers, such as the Chickasaw Nation, and increasing unit sales; licensing initiatives aimed at increasing Multimedia Games' market share, gaining and retaining access to commercial casino and other markets, including Washington and Mississippi; and efforts related to the share repurchase program.  The outcomes of these plans and strategies may differ materially from their stated objectives as Multimedia Games continues to develop its business model.  Multimedia Games may be delayed or prevented from achieving any of these goals due to a failure to continue or maintain required licenses or approvals, or the inability to meet technical requirements, or other issues; an inability to successfully introduce, place or sell new and existing third-party or proprietary games, products, platforms and/or systems into new and existing markets or the inability to incur revenue on such units as anticipated; the adverse effects of local, national, and/or international economic, credit and capital market conditions on the economy in general, including, but not limited to, the gaming and tribal gaming industries in particular; the closure of current or future markets due to regulatory requirements or unfavorable changes in laws, regulatory requirements or enforcement actions, either ongoing or unanticipated, against us, our games or customers, and/or adverse decisions by courts, customers, regulators and/or governmental bodies; unfavorable changes in the preferences of our customers, including our largest customer, or their end users resulting in the removal of our games or systems, including any decision to not place such units after the conclusion of any field trial; software or hardware malfunction or fraudulent manipulation thereof; operational risk, errors or omissions not covered by insurance or for which existing insurance may not cover, and the failure to achieve improved performance of our games.  Other important risks and uncertainties that may affect the Company's business are detailed from time to time in the "Certain Risks" and "Risk Factors" sections of Multimedia Games' Annual Report on Form 10-K and elsewhere in Multimedia Games' filings with the Securities and Exchange Commission.  Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release.

Multimedia Games expressly disclaims any implied operating results based on the historical data presented in this release or any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

- financial tables follow -

CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2011 and September 30, 2010
(In thousands, except share and per-share amounts)
(Unaudited)

ASSETS	June 30, 2011	September 30, 2010
CURRENT ASSETS:
Cash and cash equivalents	$49,236	$21,792
Accounts receivable, net of allowance for doubtful accounts of $680 and $614, respectively	13,106	11,119
Inventory	6,388	3,561
Prepaid expenses and other	2,393	2,713
Current portion of notes receivable, net	14,415	13,698
Federal and state income tax receivable	1,257	19,658
Total current assets	86,795	72,541
Property and equipment and leased gaming equipment, net	46,126	48,588
Long-term portion of notes receivable, net	14,396	25,193
Intangible assets, net	27,779	31,510
Value added tax receivable, net of allowance of $934 and $880, respectively	3,119	4,627
Other assets	3,198	3,635
Total assets	$181,413	$186,094

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$2,963	$750
Accounts payable and accrued expenses	22,118	21,501
Deferred revenue	1,539	3,083
Total current liabilities	26,620	25,334
Long-term debt, less current portion	41,100	43,875
Other long-term liabilities	679	737
Deferred revenue, less current portion	973	1,551
Total liabilities	69,372	71,497
Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 34,287,622 and 33,523,082 shares issued, and 26,560,165 and 27,619,665 shares outstanding, respectively	343	335
Additional paid-in capital	93,810	89,598
Treasury stock, 7,727,457 and 5,903,417, respectively, common shares at cost	(60,164)	(50,128)
Retained earnings	78,006	75,432
Accumulated other comprehensive income (loss), net	46	(640)
Total stockholders’ equity	112,041	114,597
Total liabilities and stockholders’ equity	$181,413	$186,094

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2011 and 2010
(In thousands, except per-share amounts)
(Unaudited)

	Three Months Ended June 30,
	2011	2010
REVENUES:
Gaming operations	$24,557	$23,810
Gaming equipment and system sales	8,525	4,935
Other	317	331
Total revenues	33,399	29,076

OPERATING COSTS AND EXPENSES:
Cost of gaming operations revenue (1)	2,364	2,655
Cost of revenues gaming equipment and system sales	3,760	2,522
Selling, general and administrative expenses	10,498	9,738
Write-off, reserve, impairment and settlement charges	634	381
Research and development	3,332	3,041
Amortization and depreciation	10,207	12,760
Total operating costs and expenses	30,975	31,097
Operating income (loss)	2,604	(2,021)

OTHER INCOME (EXPENSE):
Interest income	586	830
Interest expense	(813)	(1,012)
Other income (expense)	213	(49)
Income (loss) before income taxes	2,590	(2,252)
Income tax benefit	178	2,612
Net income	$2,768	$360
Basic net income per common share	$0.10	$0.01
Diluted net income per common share	$0.10	$0.01
Shares used in net income per common share:
Basic	27,184	27,437
Diluted	27,813	27,962

(1)
Cost of gaming operations revenue excludes depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months Ended June 30, 2011 and 2010
(In thousands, except per-share amounts)
(Unaudited)

	Nine Months Ended June 30,
	2011	2010
REVENUES:
Gaming operations	$69,978	$69,648
Gaming equipment and system sales	21,035	16,354
Other	1,119	1,477
Total revenues	92,132	87,479

OPERATING COSTS AND EXPENSES:
Cost of gaming operations revenue(1)	6,575	7,123
Cost of revenues gaming equipment and system sales	10,386	7,473
Selling, general and administrative expenses	31,260	29,178
Write-off, reserve, impairment and settlement charges	837	3,896
Research and development	9,726	8,922
Amortization and depreciation	30,527	39,984
Total operating costs and expenses	89,311	96,576
Operating income (loss)	2,821	(9,097)

OTHER INCOME (EXPENSE):
Interest income	2,021	2,798
Interest expense	(2,461)	(3,462)
Other income	801	64
Income (loss) before income taxes	3,182	(9,697)
Income tax (expense) benefit	(608)	331
Net income (loss)	$2,574	$(9,366)
Basic net income (loss) per common share	$0.09	$(0.34)
Diluted net income (loss) per common share	$0.09	$(0.34)
Shares used in net income (loss) per common share:
Basic	27,963	27,340
Diluted	28,610	27,340

(1)
Cost of gaming operations revenue excludes depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended June 30, 2011 and 2010

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:	(In thousands)
Net income (loss)	$2,574	$(9,366)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Amortization and depreciation	30,527	39,984
Accretion of contract rights	5,269	5,053
Share-based compensation	1,295	1,454
Other non-cash items	486	3,618
Deferred income taxes	—	4,107
Interest income from imputed interest	(1,842)	(2,529)
Changes in operating assets and liabilities	16,740	6,889
NET CASH PROVIDED BY OPERATING ACTIVITIES	55,049	49,210
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and leased gaming equipment	(26,903)	(23,947)
Acquisition of intangible assets	(3,431)	(2,614)
Advances under development agreements and placement fees	(800)	(3,040)
Repayments under development agreements	10,747	13,233
NET CASH USED IN INVESTING ACTIVITIES	(20,387)	(16,368)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options, warrants and related tax benefit	2,925	998
Principal payments of long-term debt	(562)	(15,187)
Proceeds from revolving lines of credit	—	15,000
Payments on revolving lines of credit	—	(15,000)
Purchase of treasury stock	(10,036)	—
NET CASH USED IN FINANCING ACTIVITIES	(7,673)	(14,189)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	455	(294)
Net increase in cash and cash equivalents	27,444	18,359
Cash and cash equivalents, beginning of period	21,792	12,455
Cash and cash equivalents, end of period	$49,236	$30,814

Reconciliation of U.S. GAAP Net income to EBITDA:
EBITDA is defined as earnings before net interest expense, taxes, amortization, depreciation, and accretion of contract rights.  Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), Multimedia Games believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia Games’ past financial performance, and provides useful information to the investor because of its historical use by Multimedia Games as a performance measure, and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance.  However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Multimedia Games’ operating performance that is calculated in accordance with GAAP.  In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:

Reconciliation of U.S. GAAP Net income to EBITDA:
	For the Three Months Ended June 30,
	2011	2010
	(in thousands)
Net income	$2,768	$360
Add back:
Amortization and depreciation	10,207	12,760
Accretion of contract rights(1)	1,780	1,575
Interest expense (income), net	227	182
Income tax benefit	(178)	(2,612)
EBITDA	$14,804	$12,265